Exhibit 23.3

Consent of Campbell Alliance Group, Inc.

Campbell Alliance Group, Inc. (“Campbell”) hereby consents to the use of its name and the statements attributed to it in the Registration Statement of Viamet Pharmaceuticals, Inc. on Form S-1, dated May 23, 2014 (and any amendments thereto), provided that any modifications to the use of Campbell’s name or the statements attributed to Campbell in such Registration Statement shall be subject to the prior consent of Campbell.

Campbell Alliance Group, Inc.

By:	/s/ Mark Bethers
Name:	Mark Bethers
Title:	Executive Vice President, Internal Operations

Date: May 22, 2014